EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2020 Results
•Maintained quarterly distribution of $0.4714 per unit
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $17.7 million, or $0.50 per limited partner unit, for the three months ended March 31, 2020, an increase of $2.7 million compared to first quarter 2019 net income attributable to the Partnership of $15.0 million. The increase in net income attributable to the Partnership was primarily due to the increased production at Westlake Chemical OpCo LP ("OpCo") and higher third party sales margins. Cash flows from operating activities in the first quarter of 2020 were $111.0 million, a decrease of $2.5 million compared to first quarter 2019 cash flows from operating activities of $113.5 million. This decrease in cash flows from operating activities was primarily attributable to an increase in working capital. For the three months ended March 31, 2020, MLP distributable cash flow of $18.3 million increased by $0.7 million from first quarter 2019 MLP distributable cash flow of $17.6 million.
First quarter 2020 net income attributable to the Partnership of $17.7 million increased by $0.3 million from fourth quarter 2019 net income attributable to the Partnership of $17.4 million. First quarter 2020 cash flows from operating activities of $111.0 million decreased by $4.7 million compared to fourth quarter 2019 cash flows from operating activities of $115.7 million, primarily due to an increase in working capital. First quarter 2020 MLP distributable cash flow of $18.3 million decreased by $0.5 million compared to fourth quarter 2019 MLP distributable cash flow of $18.8 million.
"We are pleased with the Partnership's solid performance in the first quarter of 2020. The long-term ethylene sales agreement we have with Westlake Chemical provided reliable earnings and cash flows to the Partnership," said Albert Chao, President and Chief Executive Officer. "With the outbreak of COVID-19, our first priority is to ensure the health and safety of our employees around the world who continue to work diligently to serve our customers. The COVID-19 pandemic and the response thereto has impacted both equity and commodities markets as a whole. In these evolving market conditions, we maintained our current distribution and by doing so maintain our financial strength and flexibility. This measure allows us to preserve the inherent value of the Partnership and the significant opportunities available through our four levers of growth."
On April 30, 2020, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the first quarter of 2020 of $0.4714 per unit to be payable on May 26, 2020 to unitholders of record as of May 11, 2020. MLP distributable cash flow provided trailing twelve-month coverage of 1.13x the declared distributions for the first quarter of 2020.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

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The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to resumption of distribution growth, inherent value of the Partnership and levers of growth are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2020 results will be held Monday, May 4, 2020 at 1:00 PM Eastern Time (12:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 647 07 89.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Monday, May 11, 2020. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 647 07 89.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/pz3nynuo and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2020	2019

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$214,828	$257,040
Net co-product, ethylene and other sales—third parties	35,721	42,046
Total net sales	250,549	299,086
Cost of sales	147,001	208,432
Gross profit	103,548	90,654
Selling, general and administrative expenses	6,196	6,973
Income from operations	97,352	83,681
Other income (expense)
Interest expense—Westlake	(3,950)	(5,900)
Other income, net	585	815
Income before income taxes	93,987	78,596
Income tax provision	217	200
Net income	93,770	78,396
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	76,023	63,441
Net income attributable to Westlake Partners	$17,747	$14,955

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.50	$0.46

Distributions declared per unit	$0.4714	$0.4452

MLP distributable cash flow	$18,337	$17,555

Distributions declared
Limited partner units—publicly and privately held	$9,934	$9,379
Limited partner units—Westlake	6,657	6,287
Total distributions declared	$16,591	$15,666
EBITDA	$123,968	$111,340

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2020	December 31, 2019

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$24,081	$19,923
Receivable under the Investment Management Agreement—Westlake	161,759	162,773
Accounts receivable, net—Westlake	40,560	42,847
Accounts receivable, net—third parties	13,535	9,914
Inventories	2,000	2,484
Prepaid expenses and other current assets	204	470
Total current assets	242,139	238,411
Property, plant and equipment, net	1,092,120	1,102,995
Other assets, net	48,768	52,050
Total assets	$1,383,027	$1,393,456

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$30,666	$38,849
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	2,596	2,798
Total liabilities	432,936	441,321
Common unitholders—publicly and privately held	472,428	471,736
Common unitholder—Westlake	48,814	48,350
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	278,670	277,514
Noncontrolling interest in OpCo	671,421	674,621
Total equity	950,091	952,135
Total liabilities and equity	$1,383,027	$1,393,456

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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2020	2019

	(In thousands of dollars)
Cash flows from operating activities
Net income	$93,770	$78,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,031	26,844
Other balance sheet changes	(8,840)	8,259
Net cash provided by operating activities	110,961	113,499
Cash flows from investing activities
Additions to property, plant and equipment	(11,989)	(12,144)
Maturities of investments with Westlake under the Investment Management Agreement	79,000	80,000
Investments with Westlake under the Investment Management Agreement	(78,000)	(207,512)
Other	—	46
Net cash used for investing activities	(10,989)	(139,610)
Cash flows from financing activities
Net proceeds from private placement of common units	—	62,934
Proceeds from debt payable to Westlake	—	123,512
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(79,223)	(81,507)
Quarterly distributions to unitholders	(16,591)	(13,957)
Net cash provided by (used for) financing activities	(95,814)	90,982
Net increase in cash and cash equivalents	4,158	64,871
Cash and cash equivalents at beginning of period	19,923	19,744
Cash and cash equivalents at end of period	$24,081	$84,615

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2019	2020	2019

	(In thousands of dollars)
Net cash provided by operating activities	$115,653	$110,961	$113,499
Changes in operating assets and liabilities and other	(23,743)	(17,191)	(35,103)
Net Income	91,910	93,770	78,396
Add:
Depreciation, amortization and disposition of property, plant and equipment	27,048	26,127	27,302
Mark-to-market adjustment gain on derivative contracts	(5,695)	(2,491)	(715)
Less:
Contribution to turnaround reserves	(3,961)	(9,923)	(3,848)
Maintenance capital expenditures	(11,327)	(11,121)	(11,320)
Distributable cash flow attributable to noncontrolling interest in OpCo	(79,223)	(78,025)	(72,260)
MLP distributable cash flow	$18,752	$18,337	$17,555

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2019	2020	2019

	(In thousands of dollars)
Net cash provided by operating activities	$115,653	$110,961	$113,499
Changes in operating assets and liabilities and other	(23,743)	(17,191)	(35,103)
Net Income	91,910	93,770	78,396
Less:
Other income, net	563	585	815
Interest expense	(4,187)	(3,950)	(5,900)
Income tax provision	(219)	(217)	(200)
Income from operations	95,753	97,352	83,681
Add:
Depreciation and amortization	26,938	26,031	26,844
Other income, net	563	585	815
EBITDA	$123,254	$123,968	$111,340